Exhibit 10.22

FORM OF

FIRST HAWAIIAN, INC.
2016 OMNIBUS INCENTIVE COMPENSATION PLAN

FORM OF
IPO RESTRICTED SHARE AWARD AGREEMENT

This Restricted Share Award Agreement (this “Award Agreement”) evidences an award of restricted shares (the “Restricted Shares”) by First Hawaiian, Inc., a Delaware corporation (“First Hawaiian”), under the First Hawaiian, Inc. 2016 Omnibus Incentive Compensation Plan (as amended, supplemented or modified, from time to time, the “Plan”). Capitalized terms used but not defined in this Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	(the “Grantee”).

Grant Date:	(the “Grant Date”).

Number of Restricted Shares:	.

Vesting Date:	The Restricted Shares are fully vested on the Grant Date.

Delivery Date:

No later than 30 days after the Vesting Date, First Hawaiian will issue to the Grantee one Share for each vested Restricted Share, subject to applicable tax withholding (the date the Certificates are so issued, the “Delivery Date”) and subject to the restrictions on transferability imposed by this Award Agreement (the “Transfer Restrictions”).

Lapse of Transfer Restrictions:	The Transfer Restrictions for 50% of the Restricted Shares will lapse six months following the Vesting Date.

The Transfer Restrictions for the remaining 50% of the Restricted Shares will lapse 18 months following the Vesting Date.

First Hawaiian may affix to Certificates or to the direct registration account holding Shares issued pursuant to this Award Agreement any legend that the Committee reasonably determines to be necessary or advisable to reflect the Transfer Restrictions.

Non-Transferability of the Restricted Shares:

Prior to lapse of the Transfer Restrictions, the Shares delivered in respect of the Restricted Shares, may not be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument) in any manner other than by will or by the laws of descent and distribution, and any attempt to sell, exchange, transfer, assign, pledge, hypothecate, fractionalize, hedge or otherwise dispose of the Shares delivered in respect of the Restricted Shares in violation of this Award Agreement shall be void and of no effect and First Hawaiian shall have the right to disregard the same on its books and records and advise the registrar and transfer agent to place a stop order against the transfer of such Shares.

Dividends:

The Grantee will be the beneficial owner of the Restricted Shares and shall have the rights of a shareholder of First Hawaiian with respect to the Shares, including full voting rights and the right to receive all dividends without restrictions at the times and in the manner paid to shareholders generally.

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference.  Except as otherwise set forth in the Award Agreement, the Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the Restricted Shares.  In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan will control.  Except as specifically provided herein, in the event that any provision of this Award Agreement is inconsistent with any employment agreement between the Grantee and First Hawaiian (“Employment Agreement”), the terms of the Employment Agreement will control.  By accepting this Award, the Grantee agrees to be subject to the terms and conditions  of the Plan.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

FIRST HAWAIIAN, INC.

By:
Name:
Title:

[NAME OF GRANTEE]